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                                   Exhibit 16






                                                          April 22, 1999
Securities and Exchange Commission
Washington, D.C. 20549


Ladies and Gentlemen:


We were previously principal accountants for Apogee Enterprises, Inc. and, under the date of April 12, 1999, we intend to report on the consolidated financial statements of Apogee Enterprises, Inc. and subsidiaries as of and for the years ended February 27, 1999 and February 28, 1998. On April 15, 1999 our appointment as principal accountants was terminated. We have read Apogee Enterprises, Inc.'s statements included under Item 4 of its Form 8-K dated April 22, 1999, and we agree with such statements, except that we are not in a position to agree or disagree with Apogee Enterprises, Inc.'s statements that the change was recommended by the audit committee of the board of directors, that there have been no reportable events with the exception of the items cited as reportable conditions in our management letter dated June 9, 1998, and that Arthur Andersen, LLP was not consulted regarding items which concerned the subject matter of a disagreement or reportable event.



                                          Very truly yours,


                                          /s/ KPMG Peat Marwick, LLP
                                          Minneapolis, Minnesota